                                                                      EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNING


                       LANNETT COMPANY, INC AND SUBSIDIARY

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                                  THREE MONTHS ENDED DECEMBER 31
                                                    2001             2001               2000              2000
                                             -------------------------------------------------------------------
                                             Net Income/(Loss)      Shares           Net Income           Shares
Basic earnings per share factors               $  1,256,592       13,219,127         ($415,031)        13,206,128

Effect of potentially dilutive option plans:

Employee stock options                                                84,518                                   --
                                                                  -----------------------------------------------


Diluted earnings per share factors             $  1,256,592       13,303,645         ($415,031)        13,206,128
                                               ------------       ----------         ---------         ----------


Basic earnings per share                       $       0.10                          $   (0.03)

Diluted earnings per share                     $       0.09                          $   (0.03)


Options to purchase 42,834 shares, 64,117 shares, 30,000 shares and 1,300 shares of common stock at $0.80 per share, $1.125 per share, $1.38 per share and $3.78 per share, respectively, were outstanding at December 31, 2001. Of these options, 84,518 shares were included in the calculation of outstanding shares for the purpose of calculating diluted earnings per share. Options to purchase 136,700 shares, 80,000 shares and 1,550 shares of common stock at $1.125 per share, $1.38 per share and $3.78 per share, respectively, were outstanding at December 31, 2000. These options were not included in the computation of diluted earnings per share for the three months ended December 31, 2000 because to do so would be antidilutive.




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